Exhibit 10.2

Mr. James Dauwalter

3250 Julian Drive

Chaska, MN 55318

Dear Jim:

Effective as of the closing date of the merger (the “Merger”) of Mykrolis Corporation, a Delaware corporation, and Entegris, Inc., a Minnesota corporation (“Entegris Minnesota”), with and into Entegris, Inc., a Delaware corporation, (“Entegris”), you resigned from your position as Chief Executive Officer of Entegris Minnesota. Immediately subsequent to the resignation from your position as Chief Executive Officer, you became an employee of Entegris. In order to assure the CEO of Entegris of your availability for a reasonable time to advise and consult with him, as well as with the Entegris Board of Directors, when and as needed, Entegris wishes to employ you in a non-executive capacity through December 31, 2007. This letter specifies the terms and conditions of your post-Merger employment by Entegris.

1. Duties. Entegris agrees to employ you as an advisor to the CEO of Entegris and to the Board of Directors of Entegris and you agree to accept this position. In this position your duties shall be to provide such consultation and advice with respect to past business strategies and future strategic direction of Entegris as the Chief Executive Officer and the Board of Directors may, from time to time, direct and to perform such other duties consistent with your status as a former Chief Executive Officer of Entegris Minnesota as either of them may specify. In the performance of your duties hereunder, you will report to and will serve under the direction and control of the CEO of Entegris and will be subject to all of the employment policies, rules and regulations of Entegris as from time to time in effect. As an employee you agree to comply with the Entegris Code of Business Ethics in the performance of your duties hereunder. You agree to travel to Entegris’ headquarters or other location as necessary to perform services hereunder as requested by the CEO of Entegris or the Board of Directors. You agree to address matters assigned to you hereunder in the priority with which they are assigned and to submit oral or written reports concerning your work on a routine basis. For the duration of the employment period specified in paragraph 5 below: (i) your Entegris e-mail box shall be continued; and (ii) you shall be entitled to use an Entegris laptop computer for the performance of your duties for Entegris. At the termination of your employment under this Agreement, you agree to return the laptop computer in good condition, normal wear and tear excepted. In addition for so long as you continue as Chairman of the Board of Directors of Entegris, Entegris will provide you with an office in its Chaska headquarters when and as needed and will hire such assistants as may be necessary and appropriate to support the performance of your duties hereunder. You shall have the right, without affecting your compensation or status as an employee hereunder, to accept employment with any other person or corporation, so long as: (A) such employment does not interfere with the performance of your duties hereunder or otherwise give rise to a conflict of interest; and (B) such employment is not in a business competitive with the business of Entegris and will not cause you to violate the provisions of paragraphs 5 or 6 below.

2. Employment Period. Your employment with Entegris will commence as of the effectiveness of the Merger and will continue through December 31, 2007, unless extended by mutual agreement.

3. Compensation and Expenses. Through and until December 31, 2005, you will be paid the same base salary as you received from Entegris Minnesota immediately prior to the Merger, at the rate of $420,000 per year. Commencing January 1, 2006, you will be paid a base salary at the rate of $25,000 per year. Your base salary will be payable bi-weekly. Federal and State taxes will, of course, be withheld from your bi-weekly payments and you will be issued a Form W-2 each year. During your employment hereunder you shall be authorized to incur necessary and reasonable travel and other business expenses in connection with your duties hereunder. Entegris shall reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with Entegris’ travel reimbursement policies as from time to time in effect.

4. Benefits. Through December 31, 2005 you shall to be eligible to receive from Entegris benefits that are substantially similar to the benefits that were provided to you by Entegris Minnesota immediately prior to the Merger. From and after January 1, 2006, it is anticipated that you will be a limited part time employee and, as

The Materials Integrity Management Company

Mr. James Dauwalter

Employment Letter agreement

such, not eligible to continue participation in the Entegris benefit plans other than through COBRA. Effective January 1, 2006, you shall waive your right to participate in the Entegris, Inc. 401(k) Savings and Profit Sharing Plan (2005 Restatement) and such waiver shall remain in effect during the full term of your subsequent employment with Entegris. To the extent that you meet the eligibility requirements specified in the respective Entegris benefit plans, you shall be entitled to participate in those benefit plans, other than the Entegris, Inc. 401(k) Savings and Profit Sharing Plan (2005 Restatement), on the same basis as other part time employees with comparable hours of work.

5. Covenant not to Compete. During the employment period specified above, you agree that you will not: (a) engage or be interested in as an owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise, directly or indirectly, with or without compensation, any business which is in direct competition with the business of Entegris. Nothing herein, however, shall prohibit you from acquiring or holding not more than two percent (2%) of any class of publicly-traded securities of any business; (b) engage in activities determined to be significantly detrimental to the best interests of Entegris including, without limitation: (i) recruiting, hiring, or soliciting employees for employment or the performance of services with a competing company, (ii) breach of any obligations under any confidentiality agreement or intellectual property agreement, (iii) making disparaging, knowingly false, or misleading statements about Entegris or its products, officers, or employees to competitors, customers, potential customers, or to current or former employees.

6. Disclosure of Information. You acknowledge that as a result of your past employment by Entegris Minnesota you have been, and as a result of your future employment by Entegris, you will be given access to confidential information of special and unique nature and value relating to confidential information including, without limit, trade secrets, systems, procedures, manuals, product formulas, cost information and price determination procedures, confidential reports and lists of customers, long and mid range strategic plans, acquisition targets, and other confidential and proprietary information. You hereby covenant and agree that you shall not, at any time during or following the term of your employment by Entegris, directly or indirectly, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to you as a result of your employment by Entegris Minnesota or by Entegris and that you will use such information only for the benefit of Entegris in connection with the performance of your duties hereunder.

7. Special Relief. In the event of a breach or threatened breach by you of any of the provisions of Paragraphs 5 or 6 above, you hereby expressly agree that Entegris, in addition to and not in limitation of any other rights, remedies, or damages available to it at law or in equity, shall be entitled to preliminary and permanent injunctive relief in order to prevent or to restrain any such breach by you.

8. Termination. Entegris shall be entitled to terminate your employment hereunder by written notice in the event of: (i) your death; (ii) the breach by you of any material provision of this agreement; (iii) your willful misconduct in connection with your duties hereunder; (iv) the commission by you of any act of fraud against Entegris or your conviction of a felony (other than a felony related to motor vehicle laws); or (v) unsatisfactory performance of your duties hereunder. You shall be entitled to terminate your employment hereunder at any time, with or without cause, by written notice to Entegris.

9. Miscellaneous. This Agreement: (i) shall be governed by and construed in accordance with the laws (other than the laws governing conflict of law questions) of the State of Minnesota; (ii) may be amended or modified only by written instrument signed by the party against whom enforcement is sought; (iii) shall be binding upon and inure to the benefit of you, your heirs and distributees, and Entegris, its successors and assigns. (iv) sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, provided however, that nothing in this clause 9(iv) shall adversely impact the enforceability or provisions of that certain Employment Separation Agreement and Release by and between you and Entegris Minnesota which has been assumed by Entegris, which agreement shall continue in full force and effect in accordance with its terms; and (v) is a contract for personal services and may not be assigned or transferred by you.

Mr. James Dauwalter

Employment Letter agreement

If this letter correctly states the agreement between you and Entegris, kindly countersign this letter in the space indicated below and return it to Peter W. Walcott, the Senior Vice president & General counsel of Entegris, whereupon this shall become the binding agreement between you and Entegris in accordance with its terms as of the effective date of the Merger.

Very truly yours,

ENTEGRIS, INC

By:	/s/ GIDEON ARGOV
Gideon Argov
President & Chief Executive Officer

Agreed and Accepted:

/s/ JAMES DAUWALTER
James Dauwalter